Filed pursuant to Rule 424(b)(3)

Registration No. 333-288623

PROSPECTUS SUPPLEMENT NO. 20

(to Prospectus dated August 11, 2025)

Fold Holdings, Inc.

Up to 9,282,287 Shares of Common Stock

This prospectus supplement updates, amends and supplements the prospectus dated August 11, 2025 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-288623). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 6, 2026 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock and Warrants are listed on the Nasdaq Stock Market LLC under the symbols “FLD” and “FLDDW,” respectively. The last reported sales price of our Common Stock and Warrants on the Nasdaq Stock Market LLC were $0.46 per share of Common Stock and $0.11 per Warrant on August 5, 2026 and August 3, 2026, respectively.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus and other risk factors contained in the documents incorporated by reference therein, to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 6, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 6, 2026

Fold Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41168	86-2170416
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2942 North 24th Street, Suite 115, #42035 Phoenix, Arizona	85016
(Address of principal executive offices)	(Zip Code)

(866) 365-3277

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.0001 per share	FLD	Nasdaq Capital Market
Warrants, each whole warrant exercisable for one share of common stock at an exercise price of $11.50 per share	FLDDW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

On August 6, 2026, Fold Holdings, Inc. issued a press releasing announcing its partnership with Lead Bank. A copy of the press release issued in connection with the announcement is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in Item 7.01 of this Current Report (including Exhibit 99.1 attached hereto) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly provided by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of Fold Holdings, Inc. dated August 6, 2026.
104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOLD HOLDINGS, INC.

	By:	/s/ Will Reeves
		Name:	Will Reeves
		Title:	Chief Executive Officer

Dated: August 6, 2026

Fold Taps Lead Bank as Core Banking Partner to Advance Fold’s Growing Financial Services Platform

A Strategic Banking Partnership Designed to Support Fold’s Expanded Account Capabilities and Future Product Growth

PHOENIX, August 6, 2026 -- Fold Holdings, Inc. (NASDAQ: FLD) (“Fold” or the “Company”), a bitcoin financial services company making it easy for individuals to earn, save and spend bitcoin through everyday financial tools, today announced it has selected Lead Bank as a new banking partner.

The first publicly-traded bitcoin financial services company, Fold has partnered with Lead Bank to strengthen its banking foundation and support the next phase of its growth. Lead Bank, an FDIC-insured institution, will support Fold’s accounts, deposits, withdrawals, and bitcoin trading. The partnership enhances Fold’s financial infrastructure, giving it the ability to build, launch, and scale new products for its customers.

“This marks an important step forward in Fold’s evolution as a full-featured financial services platform,” said Will Reeves, Chairman, CEO and Founder of Fold. “Fold has always worked to make bitcoin part of how people manage money day to day. With Lead Bank as our banking partner, we're better positioned to keep building products that bring bitcoin into everyday life.”

"Fold has been a pioneer in making bitcoin accessible and useful in day-to-day financial services. Lead's embedded banking infrastructure, combined with the digital asset expertise of our teams, makes for a strong partnership that supports Fold's impressive pace of innovation,” shared Jake Mendel, Head of Strategic Partnerships, Lead. "Lead is thrilled to support Fold’s continued growth by providing the underlying infrastructure that powers the core Fold experience."

The new banking relationship is expected to support expanded account functionality over time, which will include new ways for customers to buy and earn bitcoin through the Fold App. Planned customer-facing features are expected to launch in phases starting later this year, and are expected to ultimately include**:

●
Passthrough bitcoin buys: instant BTC purchases* funded from Fold's FBO balance
●
ACH origination: pull deposits, push withdrawals, and outgoing 3rd-party payment
●
Same-day ACH, and standard ACH deposits
●
FedWire and FedNow transfers (incoming and outgoing)
●
Instant withdrawals available 24/7/365 via FedNow
●
Higher deposit and withdrawal limits
●
Direct deposit with early fund availability

●
Auto-stack bitcoin purchases* from external bank accounts
●
Account with routing and account number

Fold expects to begin transitioning customer accounts to Lead Bank later this year and is focused on ensuring a smooth customer experience throughout the process.

“Our priority is to introduce new capabilities thoughtfully while continuing to improve the Fold experience for customers,” Reeves added. “As we move into this next phase, we remain focused on building products that bring bitcoin to the everyday person.”

This announcement follows several recent milestones for Fold, including the rollout of the Fold Bitcoin Credit Card, which is not part of the Lead Bank partnership, and recent capital transactions to improve Fold's ability to scale its consumer and enterprise platforms.

About Fold

Fold (NASDAQ: FLD) is the first publicly traded bitcoin financial services company, making it easy for individuals and businesses to earn, save, and use bitcoin. Fold is at the forefront of integrating bitcoin into everyday financial experiences. Through innovative products like the Fold App, Fold Credit Card™, Fold Bitcoin Gift Card™, and Fold Debit Card™, the company is building the bridge between traditional finance and the bitcoin-powered future.

About Lead Bank

Lead is a state-chartered bank building technology-first, compliant banking infrastructure for the world’s top fintechs. Its banking-as-a-service (BaaS) platform delivers programmable products designed for direct integration into transaction workflows—enabling fintechs, consumer, and digital asset companies to scale with compliance and creativity. With decades of experience navigating complex regulations and developing modern banking technology, Lead supports partners in bringing innovative financial solutions to market. In addition to its BaaS platform, the company offers full-service business and personal banking to clients across the U.S.

For investor inquiries, please contact:

Orange Group

Samir Jain, CFA

FoldIR@orangegroupadvisors.com

For media inquiries, please contact:

Cindy Stoller

Confluence Partners, LLC

917-331-0418

cstoller@confluencepartners.com

media@foldapp.com

Press@lead.bank

Fold, Inc. is a financial services platform, not an FDIC-insured bank. Fold Holdings, Inc. (Nasdaq: FLD) is its publicly traded parent company. Nothing on this site constitutes investment, tax, legal, or financial advice. By using Fold’s services or platform, you agree to be bound by our Terms and Conditions and Privacy Policy available here.

Forward-Looking Statements:

The information in this press release includes “forward-looking statements” within the meaning of the federal securities laws. All statements that are not statements of historical fact are forward-looking statements. Forward-looking statements may be identified by the use of words such as “may,” “could,” “would,” “should,” “predict,” “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. For the avoidance of doubt, statements regarding planned customer-facing features are all forward-looking statements. These statements are based on assumptions and on the current expectations of Fold’s management and are not predictions of actual events. Many actual events and circumstances are beyond the control of Fold. These forward-looking statements are subject to a number of risks and uncertainties, including: (i) changes in domestic and foreign business, market, financial, political and legal conditions; (ii) our continued ability to implement business plans and appropriate technology infrastructure, including our ability to continue to adapt and adjust to Lead’s BaaS platform; (iii) our continued access to and cooperation with necessary third party partners, including Lead; (iv) the availability and timing of release of products by Lead; and (v) those factors discussed in Fold’s filings with the Securities and Exchange Commission. If any of these risks materialize or Fold’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. While Fold may elect to update these forward-looking statements at some point in the future, Fold specifically disclaims any obligation to do so, except as required by law.

* Bitcoin custody and exchange services are provided by BitGo Bank & Trust, National Association. Bitcoin is not FDIC- or SIPC-insured and may lose value. The value of bitcoin is volatile; you could lose some or all of your holdings. Past performance is not indicative of future results. Fold does not guarantee any particular outcome.

**This feature list is subject to release timing and product availability, and the features described do not constitute a commitment, promise, or guarantee that any such features will be offered or made available now or in the future.